Exhibit 99.1

Snail, Inc. Reports Third Quarter 2025 Financial Results

CULVER CITY, Calif., November 12, 2025 (GLOBE NEWSWIRE) – Snail, Inc. (Nasdaq: SNAL) (“Snail Games” or the “Company”), a leading global independent developer and publisher of interactive digital entertainment, today announced financial results for its third quarter ended September 30, 2025.

Third Quarter 2025 and Recent Operational Highlights

ARK Franchise Updates:

●	ARK: Survival Evolved (“ASE”):

◌	Units sold were approximately 576,324 for the third quarter 2025
◌	During the second quarter 2025, average daily active users (“DAU”) was 122,658 and peak DAU was 177,220
◌	Updated ARK DevKit on Epic Games Store
◌	Released an updated version of ARK: Ultimate Survivor Edition with enhanced Nintendo Switch 2 compatibility

●	ARK: Survival Ascended (“ASA”):

◌	Units sold were approximately 499,199 for the third quarter 2025
◌	During the third quarter 2025, average DAU was 92,876 and peak DAU was 146,548
◌	As of September 30, 2025, approximately 306,000 units of the Lost Colony Expansion Pass were sold
◌	ASA 50% off during 2025 Steam Autumn Sale Event
◌	Enhanced ARK: Lost Colony Expansion Pass bundle value by adding a new fantastic tames, Elderclaw

●	ARK: Ultimate Mobile Edition (“ARK Mobile”):

◌	Surpassed 9 million downloads as of September 30, 2025
◌	In the three months ended September 30, 2025, average DAUs totaled 144,750

Game Portfolio Updates:

●	Echoes of Elysium release date confirmed for December 4, 2025
●	Participated in 2025 Steam Autumn Sale featuring flagship titles across our two publishing arms: Snail Games and Wandering Wizard
●	Showcased Rebel Engine at Steam Next Fest and partnered with VTuber Hakos Baelz to bring an original in-game soundtrack
●	Above the Snow won IGN Editors’ Choice Award for Best Polish Game and NYX Award for best city builder, nominated for Best Narrative at the 2026 Indie Game Awards during the Taipei Game Show, and unveiled collaborations with Cortazu, Fjordfiesta, and Heywood
●	Company subsidiary Interactive Films developed and launched The Fame Game: Welcome to Hollywood

Business Updates:

●	Stablecoin infrastructure development underway, led by internal developers in collaboration with related-party development teams

◌	Multi-state regulatory licensing effort initiated and progressing towards submission in near future

●	As of September 30, 2025, SaltyTV has released 67 short film dramas

Management Commentary

“The third quarter continued to deliver strong ARK engagement and sales, numerous engagement opportunities across our indie portfolio, and growing traction in our SaltyTV short film drama business,” said Snail, Inc. CEO Hai Shi. “Our reported top-line performance does not fully capture the underlying growth we are experiencing due to the revenue recognition timing of deferred revenue increasing to approximately $10.9 million. However, ARK sales continued to grow year-over-year, driven by both ARK: Lost Colony pre-sale and the release of ARK: Aquatica. Bookings also continues to increase, reflecting strong demand and building backlog. Although this did not contribute to top-line results this quarter, it creates meaningful revenue visibility going forward. The majority of deferred revenue is expected to be recognized within the next 12 months, and we anticipate a stronger Q4 aligned with the planned release of ARK: Lost Colony by year end.”

“We are making steady progress toward becoming one of the first gaming companies to launch a proprietary stablecoin, advancing both the underlying infrastructure and multi-state regulatory approvals. This initiative positions Snail as a pioneer in digital payments, supported by recent regulatory developments such as the GENIUS Act. While industry-wide adoption will take time, we believe our early investments in technology and compliance lay a strong foundation for future innovation, efficiency, and leadership in integrating stablecoin technology across gaming.”

Third Quarter 2025 Financial Highlights

Net revenues were $13.8 million compared to $22.5 million in the same period last year. The decrease was primarily due to an increase in deferred revenue of $10.9 million primarily from ARK: Survival Ascended and a decrease in revenues related to Bellwright of $0.5 million.

Total ARK sales increased by $2.2 million, mainly attributed to $2.1 million from ARK: Survival Ascended and $0.5 million from the release of ARK: Aquatica, and SaltyTV sales increased $0.3 million compared to the same period last year.

As of September 30, 2025, the balance of Deferred Revenue was $36.4 million, of which $35.3 million is due to non-refundable payments. The Company is expecting to recognize $28.8 million of the non-refundable payments in the next 12 to 60 months through the platform releases of certain DLCs. With the launch of ARK Lost Colony targeting December 2025, the Company expects to recognize $5.8 million of the deferred revenue balance during the fourth quarter 2025.

Net loss was $(7.9) million compared to net income of $0.2 million in the same period last year, primarily due to decrease in net revenues of $8.7 million, an increase in general and administrative expenses of $1.0 million, advertising and marketing expenses of $0.4 million, and impairment expenses related to its film assets of $0.3 million, partially offset by a increase in income tax benefit of $1.8 million.

Bookings increased 9.3% to $17.6 million compared to $16.1 million in the same period last year. The increase was primarily driven by various sales promotions in 2025 that did not occur in 2024, specifically around ARK: Survival Evolved, the presale of ARK: Lost Colony and release of ARK: Aquatica in 2025.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $(9.7) million compared to $0.5 million in the same period last year. The decrease was primarily due to an increase in net loss of $8.1 million and a decrease in the provision for income taxes of $1.8 million, partially offset an increase in interest income and interest income – related parties of $0.4 million.

As of September 30, 2025, unrestricted cash was $12.3 million compared to $7.3 million as of December 31, 2024.

Nine Months 2025 Financial Highlights

Net revenues were $56.1 million compared to $58.3 million in the same period last year. Total ARK sales increased $13.7 million and SaltyTV sales increased $0.6 million compared to the same period last year. The sales increase was more than offset by the increase in deferred revenue of $11.9 million primarily from ARK: Survival Ascended, a decrease in revenues related to Bellwright of $2.6 million, a decrease in Angela Games revenues of $1.2 million and a non-reoccurring Angela Games settlement of $0.6 million occurring in 2024.

Net loss was ($26.4) million compared to $0.7 million in the same period last year, primarily due to an increase in provision for income taxes of $10.5 million, increase in general and administrative expenses of $4.4 million, an increase in research and development of $3.1 million, an increase in advertising and marketing of $2.4 million, a decrease in revenue of $2.1 million, an increase in impairment of film assets of $0.8 million, an increase in cost of revenues of $3.9 million, partially offset by an increase in total other income of $0.1 million.

Bookings increased 14.3% to $67.0 million compared to $58.7 million in the same period last year. The increase was primarily driven by the releases of ARK: Survival Ascended DLC Astraeos in the first quarter of 2025, sales promotions that were the first of their kind on ARK: Survival Evolved in 2025, the release of ARK: Lost Colony to presale in 2025, and the release of ARK: Aquatica in 2025.

EBITDA was $(15.6) million compared to $1.6 million in the same period last year. The decrease was primarily due to an increase in net loss of $27.1 million, a decrease in interest expense of $0.2 million, partially offset by an increase in provision for income taxes of $10.5 million due to a valuation allowance on deferred tax assets and an increase in interest income and interest income – related parties of $0.4 million.

Use of Non-GAAP Financial Measures

In addition to the financial results determined in accordance with U.S. generally accepted accounting principles, or GAAP, Snail believes Bookings and EBITDA, as non-GAAP measures, are useful in evaluating its operating performance. Bookings and EBITDA are non-GAAP financial measures that are presented as supplemental disclosures and should not be construed as alternatives to net income (loss) or revenue as indicators of operating performance, nor as alternatives to cash flow provided by operating activities as measures of liquidity, both as determined in accordance with GAAP. Snail supplementally presents Bookings and EBITDA because they are key operating measures used by management to assess financial performance. Bookings adjusts for the impact of deferrals and, Snail believes, provides a useful indicator of sales in a given period. EBITDA adjusts for items that Snail believes do not reflect the ongoing operating performance of its business, such as certain non-cash items, unusual or infrequent items or items that change from period to period without any material relevance to its operating performance. Management believes Bookings and EBITDA are useful to investors and analysts in highlighting trends in Snail’s operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which Snail operates and capital investments.

Bookings is defined as the net amount of products and services sold digitally or physically in the period. Bookings is equal to revenues, excluding the impact from deferrals. Below is a reconciliation of total net revenue to Bookings, the closest GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in millions)
Total net revenue	$13.8	$22.5	$56.1	$58.3
Change in deferred net revenue	3.8	(6.4)	10.9	0.4
Bookings	$17.6	$16.1	$67.0	$58.7

We define EBITDA as net loss before (i) interest expense, (ii) interest income, (iii) provision for (benefit from) income taxes and (iv) depreciation expense. The following table provides a reconciliation from net loss to EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in millions)		(in millions)
Net (loss) income	$(7.9)	$0.2	$(26.4)	$0.7
Interest income and interest income - related parties	(0.5)	(0.1)	(0.6)	(0.2)
Interest expense	0.2	0.1	0.4	0.6
Provision for (benefit from) income tax	(1.6)	0.2	10.8	0.3
Depreciation	0.1	0.1	0.2	0.2
EBITDA	$(9.7)	$0.5	$(15.6)	$1.6

Webcast Details

The Company will host a webcast at 4:30 PM ET today to discuss the third quarter 2025 financial results. Participants may access the live webcast and replay via the link here or on the Company’s investor relations website at https://investor.snail.com/.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this press release can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “may,” “predict,” “continue,” “estimate” and “potential,” or the negative of these terms or other similar expressions. Forward-looking statements appear in a number of places in this press release and include, but are not limited to, statements regarding Snail’s intent, belief or current expectations. These forward-looking statements include information about possible or assumed future results of Snail’s business, financial condition, results of operations, liquidity, plans and objectives. The statements Snail makes regarding the following matters are forward-looking by their nature: growth prospects and strategies; launching new games and additional functionality to games that are commercially successful; expectations regarding significant drivers of future growth; its ability to retain and increase its player base and develop new video games and enhance existing games; competition from companies in a number of industries, including other casual game developers and publishers and both large and small, public and private Internet companies; its ability to attract and retain a qualified management team and other team members while controlling its labor costs; its relationships with third-party platforms such as Xbox Live and Game Pass, PlayStation Network, Steam, Epic Games Store, My Nintendo Store, the Apple App Store, the Google Play Store and the Amazon Appstore; the size of addressable markets, market share and market trends; its ability to successfully enter new markets and manage international expansion; protecting and developing its brand and intellectual property portfolio; costs associated with defending intellectual property infringement and other claims; future business development, results of operations and financial condition; the ongoing conflicts involving Russia and Ukraine, and Israel and various terrorist organizations, including Hamas, Hezbollah, and Ansar Allah (Houthis), on its business and the global economy generally; actions in various countries, particularly in China and the United States, have created uncertainty with respect to tariff impacts on the costs of our merchandise and costs of development; rulings by courts or other governmental authorities; the Company’s current program to repurchase shares of its Class A common stock, including expectations regarding the timing and manner of repurchases made under this share repurchase program; its plans to pursue and successfully integrate strategic acquisitions; and assumptions underlying any of the foregoing.

Further information on risks, uncertainties and other factors that could affect Snail’s financial results are included in its filings with the Securities and Exchange Commission (the “SEC”) from time to time, including its annual reports on Form 10-K and quarterly reports on Form 10-Q filed, or to be filed, with the SEC. You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those expressed or implied in the forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this press release are based on management’s beliefs and assumptions and on information currently available to Snail, and Snail does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Snail, Inc.

Snail, Inc. (Nasdaq: SNAL) is a leading, global independent developer and publisher of interactive digital entertainment for consumers around the world, with a premier portfolio of premium games designed for use on a variety of platforms, including consoles, PCs, and mobile devices. For more information, please visit: https://snail.com/.

Investor Contact:

John Yi and Steven Shinmachi

Gateway Group, Inc.

949-574-3860

SNAL@gateway-grp.com

Snail, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets as of September 30, 2025 and December 31, 2024

(Unaudited)

	September 30, 2025	December 31, 2024

ASSETS

Current Assets:
Cash and cash equivalents	$12,284,675	$7,303,944
Accounts receivable, net of allowance for credit losses of $523,500 as of September 30, 2025 and December 31, 2024	7,498,570	9,814,822
Accounts receivable – related party	—	2,336,274
Loan and interest receivable – related party	107,255	105,759
Prepaid expenses – related party	9,009,917	2,521,291
Prepaid expenses and other current assets	1,331,103	1,846,024
Prepaid taxes	4,424,557	7,318,424
Total current assets	34,656,077	31,246,538

Restricted cash and cash equivalents	935,000	935,000
Accounts receivable – related party, net of current portion	—	1,500,592
Prepaid expenses – related party, net of current portion	5,582,500	9,378,594
Property and equipment, net	4,183,882	4,378,352
Intangible assets, net	4,383,534	973,914
Deferred income taxes	3,471	10,817,112
Other noncurrent assets, net	911,131	1,683,932
Operating lease right-of-use assets, net	407,550	1,279,330
Total assets	$51,063,145	$62,193,364

LIABILITIES, NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$4,850,866	$4,656,367
Accounts payable – related parties	14,767,849	15,383,171
Accrued expenses and other liabilities	4,485,600	4,499,280
Interest payable – related parties	527,770	527,770
Revolving loan	3,000,000	3,000,000
Convertible notes at fair value	1,598,589	—
Current portion of long-term promissory note	5,886,472	2,722,548
Current portion of deferred revenue	30,211,054	3,947,559
Current portion of operating lease liabilities	279,862	1,444,385
Total current liabilities	65,608,062	36,181,080

Accrued expenses	265,251	265,251
Deferred revenue, net of current portion	6,158,047	21,519,888
Operating lease liabilities, net of current portion	107,631	57,983
Total liabilities	72,138,991	58,024,202

Commitments and contingencies

Stockholders’ Equity:
Class A common stock, $0.0001 par value, 500,000,000 shares authorized; 10,237,512 shares issued and 8,887,237 shares outstanding as of September 30, 2025, and 9,626,070 shares issued and 8,275,795 shares outstanding as of December 31, 2024	1,022	962
Class B common stock, $0.0001 par value, 100,000,000 shares authorized; 28,748,580 shares issued and outstanding as of September 30, 2025 and December 31, 2024	2,875	2,875

Additional paid-in capital	26,777,076	25,738,082
Accumulated other comprehensive loss	(188,156)	(279,457)
Accumulated deficit	(38,490,357)	(12,117,385)
Treasury stock at cost (1,350,275 shares as of September 30, 2025 and December 31, 2024)	(3,671,806)	(3,671,806)
Total Snail, Inc. equity (deficit)	(15,569,346)	9,673,271
Noncontrolling interests	(5,506,500)	(5,504,109)
Total stockholders’ equity (deficit)	(21,075,846)	4,169,162
Total liabilities, noncontrolling interests and stockholders’ equity	$51,063,145	$62,193,364

Snail, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Nine months Ended September 30, 2025 and 2024

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

Revenues, net	$13,819,527	$22,530,372	$56,116,149	$58,252,751
Cost of revenues	13,805,121	13,823,944	43,299,471	39,369,816

Gross profit	14,406	8,706,428	12,816,678	18,882,935

Operating expenses:
General and administrative	4,844,261	3,845,301	13,283,701	8,923,225
Research and development	3,731,441	3,885,926	10,634,595	7,523,329
Advertising and marketing	884,914	495,938	3,711,480	1,331,163
Depreciation and amortization	67,915	72,402	203,579	235,294
Impairment of film assets	336,134	—	751,853	—
Total operating expenses	9,864,665	8,299,567	28,585,208	18,013,011

Income (loss) from operations	(9,850,259)	406,861	(15,768,530)	869,924

Other income (expense):
Interest income	492,088	60,675	553,966	225,227
Interest income - related parties	504	504	1,496	1,501
Interest expense	(194,189)	(95,997)	(444,304)	(634,262)
Other income	130,529	74,891	192,323	546,484
Foreign currency transaction loss	(8,519)	(55,835)	(76,697)	(32,055)
Total other income (expense), net	420,413	(15,762)	226,784	106,895

Income (loss) before provision for income taxes	(9,429,846)	391,099	(15,541,746)	976,819

(Benefit from) Provision for income taxes	(1,564,152)	157,938	10,833,616	269,501

Net income (loss)	(7,865,694)	233,161	(26,375,362)	707,318

Net loss attributable to non-controlling interests	(1,153)	(1,986)	(2,391)	(4,650)

Net income (loss) attributable to Snail, Inc.	(7,864,541)	235,147	(26,372,971)	711,968

Comprehensive income (loss) statement:

Net income (loss)	(7,865,694)	233,161	(26,375,362)	707,318

Other comprehensive income (loss) related to foreign currency translation adjustments, net of tax	4,462	52,116	68,282	23,526
Other comprehensive income (loss) related to credit adjustments, net of tax	997	—	23,020	—

Total comprehensive income (loss)	$(7,860,235)	$285,277	$(26,284,060)	$730,844

Net income (loss) attributable to Class A common stockholders:
Basic	$(1,847,559)	$51,312	$(6,066,325)	$154,972
Diluted	$(1,847,559)	$51,312	$(6,066,325)	$127,440

Net income (loss) attributable to Class B common stockholders:

Basic	$(6,016,982)	$183,835	$(20,306,646)	$556,996
Diluted	$(6,174,656)	$183,835	$(20,585,138)	$458,041

Income (loss) per share attributable to Class A common stockholders:
Basic	$(0.21)	$0.01	$(0.71)	$0.02
Diluted	$(0.21)	$0.01	$(0.71)	$0.02

Income (loss) per share attributable to Class B common stockholders:
Basic	$(0.21)	$0.01	$(0.71)	$0.02
Diluted	$(0.21)	$0.01	$(0.72)	$0.02

Weighted-average shares used to compute income (loss) per share attributable to Class A common stockholders:
Basic	8,827,465	8,024,369	8,588,235	7,998,686
Diluted	8,827,465	8,024,369	8,588,235	8,148,133

Weighted-average shares used to compute income (loss) per share attributable to Class B common stockholders:

Basic	28,748,580	28,748,580	28,748,580	28,748,580
Diluted	28,748,580	28,748,580	28,748,580	28,748,580

Snail, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows for the Nine months ended September 30, 2025 and 2024 (Unaudited)

	2025	2024

Cash flows from operating activities:
Net income (loss)	$(26,375,362)	$707,318
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization - intangible assets	190,981	603
Amortization – film assets	1,025,201	—
Amortization - loan origination fees and debt discounts	(16,073)	60,242
Accretion – convertible notes	—	222,628
Loss on change in fair value of convertible notes	268,220	—
Gain on change in fair value of warrant liabilities	(481,825)	—
Depreciation - property and equipment	203,579	235,294
Impairment of film assets	751,853	—
Gain on remeasurement of previously held equity interest	(7,857)	—
Stock-based compensation expense (income)	325,941	(896,893)
Deferred taxes, net	10,808,885	(12,884)

Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	2,351,251	18,330,470
Accounts receivable - related party	3,836,866	1,464,445
Prepaid expenses - related party	(2,692,532)	(118,167)
Prepaid expenses and other current assets	514,921	(697,051)
Prepaid taxes	2,893,867	(183,675)
Other noncurrent assets	(1,152,434)	(407,441)
Accounts payable	581,910	(7,891,975)
Accounts payable - related parties	(325,322)	(7,405,363)
Accrued expenses and other liabilities	791,258	(152,658)
Loan and interest receivable - related party	(1,496)	(1,501)
Lease liabilities	(243,095)	(194,125)
Deferred revenue	10,901,655	(1,026,070)
Net cash provided by operating activities	4,150,392	2,033,197

Cash flows from investing activities:
Acquisition of software	(290,000)	—
Acquisition of software licenses	(2,989,026)	—
Investments in software	(849,138)	—
Net cash paid for acquisition of Matrioshka	(9,719)	—
Acquisition of fixed assets	(9,109)	—
Net cash used in investing activities	(4,146,992)	—

Cash flows from financing activities:
Repayments on promissory note	(64,419)	(68,545)
Repayments on notes payable	(271,658)	(2,333,333)
Repayments on convertible notes	(1,414,705)	(1,020,000)
Repayments on revolving loan	—	(3,000,000)
Borrowings on term loan	3,500,000	—
Cash proceeds from exercise of warrants	159,000	—
Proceeds from issuance of convertible notes	3,000,000	—
Payments of capitalized offering costs	—	(262,914)
Net cash provided by (used in) financing activities	4,908,218	(6,684,792)

Effect of foreign currency translation on cash and cash equivalents	69,113	23,135

Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	4,980,731	(4,628,460)

Cash and cash equivalents, and restricted cash and cash equivalents - beginning of the period	8,238,944	16,314,319

Cash and cash equivalents, and restricted cash and cash equivalents – end of the period	$13,219,675	$11,685,859

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$477,157	$421,986
Income taxes	$612,007	$401,671
Noncash transactions during the period for:
Debt converted to equity	$231,000	$(60,000)
Right-of-use assets obtained in exchange for lease liability	$(124,214)	$(85,588)
Liabilities converted to equity upon exercise of warrants	$323,113	$—
Acquisition of film licenses in accounts payable	$1,050	$—
Acquisition of software and software licenses in accounts payable and accrued expenses	$2,000	$—
Change in fair value of notes recorded in accumulated other comprehensive income	$18,568	$—
Net assets acquired in a business combination	$5,461	$—